Exhibit 99.1

Linens 'n Things Announces First Quarter 2004 Results; First Quarter EPS Exceeds Consensus Estimate

     CLIFTON, N.J.--(BUSINESS WIRE)--April 20, 2004--Linens 'n Things, Inc. (NYSE:LIN), one of the leading, national large format retailers of home textiles, housewares and home accessories, today announced total net sales increased approximately 15.0% to $552.8 million for the first quarter ended April 3, 2004, up from $480.5 million for the same period last year. Comparable store net sales for the first quarter of 2004 increased 4.7%. Net income for the first quarter ended April 3, 2004 was approximately $30,000 or zero cents per share on a fully diluted basis. Results for the first quarter ended April 3, 2004 include the impact of the provisions of EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16). The provisions of EITF 02-16 impacted the Company's first quarter 2004 results by approximately $4.9 million, net of tax, or $0.11 per share. Excluding the impact of EITF 02-16, net income for the first quarter of fiscal 2004 would have been $4.9 million and earnings per share on a fully diluted basis would have been $0.11, compared to net income of $2.1 million or $0.05 per share for the same period last year. EITF 02-16 had no impact on the Company's cash flows.
     "Overall, we are encouraged by our current performance and by the increased traffic coming into our stores, which we believe stem from the steady progress we are making on our initiatives," commented Norman Axelrod, Chairman and Chief Executive Officer.
     During the first quarter, the Company opened twenty-one new stores, increasing its total square footage to 15.8 million as compared with opening sixteen stores during the same period last year. The Company currently expects to open approximately 45 to 50 new stores in the United States and Canada in 2004, further expanding its presence as a leading retailer of home furnishings.

     2004 Business Outlook

     This outlook is based on current expectations and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations will prove correct.
     For the second quarter of fiscal 2004, the Company is comfortable with the estimate for fully diluted earnings per share of $0.08 to $0.09. This estimate includes the impact of EITF 02-16, which is expected to reduce diluted earnings per share by approximately $0.07 for the second quarter of fiscal 2004. Therefore, excluding the impact of EITF 02-16, fully diluted earnings per share for the second quarter of fiscal 2004 is targeted to be $0.15 to $0.16.
     For the full year 2004, sales are currently being targeted to grow by approximately 11% to 14%. Diluted earnings per share including the impact of EITF 02-16 are currently targeted to be in the range of $1.67 to $1.72. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce diluted earnings per share on a non-cash basis by approximately $0.24 for fiscal 2004. Therefore, excluding the impact of EITF 02-16, diluted earnings per share are targeted in the range of $1.91 to $1.96. Capital expenditures are expected to be approximately $80 million.
     The above outlook assumes comparable net sales to be in the low to mid single digits for both the second quarter and the full year of fiscal 2004.

     Linens 'n Things, with 2003 sales of $2.4 billion is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of April 3, 2004, the Company was operating 461 stores in 45 states and five provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

     This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target," "outlook," "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial condition, impact, results and performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts, seasonal concepts and new brands, the performance of our new stores, substantial competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, the actual impact in fiscal 2004 of EITF 02-16 as discussed in this release, and our ability to successfully implement our strategic initiatives. If these or other risks or uncertainties materialize, or if our estimates or underlying assumptions prove inaccurate, actual results could differ materially from any future results, express or implied by our forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002 and are contained in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                       First Quarter Ended
                           -------------------------------------------
                                                  April 3,
                                                     2004
                                                  Excluding
                            April 3,               impact    April 5,
                              2004                   of        2003
                              As      EITF 02-16  EITF 02-      As
                            reported* Adjustment*    16*     reported
                           -------------------------------- ----------

Net sales                   $552,800         $--  $552,800   $480,471

Cost of sales, including
 buying and warehousing
 costs                       332,346        (141)  332,205    287,630
                           -------------------------------- ----------

Gross profit                 220,454         141   220,595    192,841

Selling, general and
 administrative expenses     220,390      (7,780)  212,610    189,401
                           -------------------------------- ----------

Operating profit                  64       7,921     7,985      3,440

Interest expense, net             16          --        16         76
                           -------------------------------- ----------

Income before provision for
 income taxes                     48       7,921     7,969      3,364

Provision for income taxes        18       3,026     3,044      1,286
                           -------------------------------- ----------

Net income                       $30      $4,895    $4,925     $2,078
                           ================================ ==========

Per share of common stock:

Basic
-----
Net income per share           $0.00       $0.11     $0.11      $0.05
Weighted average shares
 outstanding                  44,920                44,920     44,098

Diluted
-------
Net income per share           $0.00       $0.11     $0.11      $0.05
Weighted average shares
 outstanding                  46,131                46,131     44,524

* The Company commenced implementation of EITF 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" (EITF 02-16) during the first quarter of fiscal 2004. As previously announced, EITF 02-16 is effective for vendor contracts initiated or modified in fiscal 2004 or thereafter. Following the initial implementation impact, subsequent fiscal years will reflect vendor allowances on a consistent basis other than for any net changes in such vendor allowances. The Company provides this information in order to allow investors to have better insight into the Company's comparative period-to-period operating performance, and it is intended to supplement, not replace GAAP presentation. The EITF 02-16 pre-tax adjustment of $7.9 million represents those allowances reflected as a reduction of the cost of inventory, which historically would have been treated as a reduction of cost of sales or selling, general and administrative expenses ("SG&A"). Beginning in fiscal 2004, due to the Company's changes to its vendor agreements and the requirements of EITF 02-16 the Company no longer records advertising allowances as a reduction to SG&A. For purposes of the above non-GAAP disclosure, the Company has allocated the EITF 02-16 pre-tax adjustment to SG&A based on the previous year ratio of vendor advertising allowances recorded within SG&A to sales. The remaining portion of the total EITF 02-16 pre-tax adjustment was allocated to cost of sales.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                                April 03,    April 5,
                                                  2004        2003*
                                               ----------- -----------
Assets                                               (unaudited)
Current assets:
     Cash and cash equivalents                    $67,754     $58,445
     Accounts receivable                           20,818      24,299
     Inventories                                  762,021     685,911
     Prepaid expenses and other current assets     34,768      28,782
     Current deferred taxes                           292          --
                                               ----------- -----------
          Total current assets                    885,653     797,437

Property and equipment, net                       386,502     362,332
Other non-current assets, net                      30,234      28,821
                                               ----------- -----------

          Total assets                         $1,302,389  $1,188,590
                                               =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $284,013    $295,139
     Accrued expenses and other current
      liabilities                                 120,837     128,525
     Short-term borrowings                          3,544       2,244
     Current deferred taxes                        11,073       6,850
                                               ----------- -----------
          Total current liabilities               419,467     432,758

Other long-term liabilities                       114,787      84,237
                                               ----------- -----------

          Total liabilities                       534,254     516,995

Shareholders' equity                              768,135     671,595
                                               ----------- -----------

          Total liabilities and shareholders'
           equity                              $1,302,389  $1,188,590
                                               =========== ===========

* Certain prior year vendor accounts receivable balances have been reclassified and netted against accounts payable to conform with the current year presentation.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                      First Quarter
                                                           Ended
                                                     -----------------
                                                     April 3, April 5,
                                                      2004     2003
                                                     -------- --------
                                                        (unaudited)
Cash Flows From Operating Activities

Net income                                               $30   $2,078

Depreciation and amortization                         14,343   12,842

Change in working capital                            (68,007) (18,135)

                                                     -------- --------
     Net cash used in operating activities           (53,634)  (3,215)
                                                     -------- --------

Cash Flows From Investing Activities

     Additions to property and equipment             (23,713) (25,666)
                                                     -------- --------

Cash Flows From Financing Activities

Proceeds from common stock issued under stock
   incentive plans                                     5,542      282

Increase in short-term borrowings                      3,546      303

Purchase of treasury stock                                --      (16)

                                                     -------- --------
     Net cash provided by financing activities         9,088      569
                                                     -------- --------

Effect of exchange rate changes on cash and
  cash equivalents                                      (116)     152

Net decrease in cash and cash equivalents            (68,375) (28,160)

Cash and cash equivalents at beginning of period     136,129   86,605

                                                     -------- --------
Cash and cash equivalents at end of period           $67,754  $58,445
                                                     ======== ========

    CONTACT: Linens 'n Things, Inc.
             William T. Giles, 973-815-2929
             www.lnt.com